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PERICOM SEMICONDUCTOR REPORTS RECORD
FISCAL Q4 AND FULL YEAR FISCAL 2008 FINANCIAL RESULTS

Posts Year-Over-Year Revenue Growth of 38%
And Net Income Growth of 115%

San Jose, Calif. – July 31, 2008 - Pericom Semiconductor Corporation (NASDAQ: PSEM), a worldwide supplier of high-speed integrated circuits and frequency control products, today announced results for its fiscal fourth quarter and full fiscal year ended June 28, 2008.

Quarterly Highlights

▪	Net revenues grew 5% sequentially and 38% year-over-year to $43.4 million
▪	Net income increased 11% sequentially, and increased 115% year-over-year to $4.6 million

Fiscal Year Highlights

▪	Net revenues grew 32.7% versus the prior year period
▪	Net income increased 97.2% versus the prior year period
▪	Gross margins expanded 200 basis points over the prior year period
▪	Total share repurchase activity totals 1.86 million shares

Net revenues for the fourth quarter were $43.4 million, up 5.3% from the $41.2 million reported in the third quarter, and up 37.6% from the $31.5 million reported in the comparable period last year. Gross margin was 36.0%, down from 37.6% last quarter, and down from 36.5% in the comparable period last year, mainly due to a higher mix of FCP products compared to the previous periods. Operating expenses in the quarter were $10.6 million, up from $10.2 million in the previous quarter and up from $9.8 million in the comparable period last year. Stock-based compensation expense in the quarter was $615,000, up from $585,000 in the previous quarter and up from $600,000 in the comparable period last year. Net income in the quarter was $4.6 million, or $0.17 per diluted share, compared with net income of $4.1 million, or $0.16 per diluted share in the third quarter and net income of $2.1 million, or $0.08 per diluted share, in the same period a year ago.

NEWS RELEASE July 31, 2008

FY08 Operating Results

Net revenues for the twelve-month period ending June 28, 2008 were $163.7 million, up 32.7% from the $123.4 million in the prior year comparable period. Gross margin in the twelve-month period ending June 28, 2008 was 36.7%, up 200 bps from the 34.7% in the comparable period last year. Operating expenses in the twelve-month period ending June 28, 2008 were $40.8 million, up from $37.9 million in the comparable period last year. Stock based compensation expense for the twelve-month period ended June 28, 2008 was $2.4 million, up from $2.1 million in the comparable prior year period. Net income in the twelve-month period ending June 28, 2008 was $17.0 million, or $0.64 per diluted share, up from $8.6 million, or $0.32 per diluted share in the comparable prior year period.

“We continue to achieve strong results, due to strong demand in high-growth markets for our high performance serial protocol connectivity and timing solutions,” said Alex Hui, President and Chief Executive Officer. “Revenues from high-speed serial protocol solutions for PCs and servers increased 34% sequentially and accounted for 12% of total revenue in Q4. Also during the quarter, we shipped a higher mix of FCP products, resulting in the sequential gross margin decline. We expect this trend to reverse, however, in the current quarter as we continue to execute on our margin expansion goals.”

“Results were driven by strong demand from Computer and Communication segments and somewhat offset by softness in the Consumer segment. To date, the current macroeconomic environment has had a noticeable but modest impact on our results, and we believe the robust growth evident in fiscal year 2008 will extend into fiscal 2009 as customers continue to design in market-leading high performance connectivity and timing products,” concluded Hui.

3545 North First Street         San Jose, CA   95134    (408) 435-0800

NEWS RELEASE July 31, 2008

New Products

Pericom introduced 8 new products across the Signal Integrity, Timing and Connectivity product areas in this quarter.

Expanding its solution for high-speed serial protocols signal conditioning, Pericom introduced four ‘Industry First’ Re-Driver products for PCIe Gen 2, SATA2 and SAS applications on PC, Server, Storage and networking platforms. By conditioning and restoring the critical high speed signals to full strength, the Re-Drivers improve system reliability for the end users.

Expanding its timing solutions for high speed serial protocols, Pericom introduced a family of very low jitter PCIe Gen 2 clock oscillator/buffers, targeting Server, Set Top Box, Wireless, and Networking platforms.

Expanding its PCIe Connectivity solution, Pericom introduced three industry first PCIe bridge and packet switches in space saving packages with very low power dissipation, targeting Computing, Consumer and Networking platforms.

Share Repurchase Update

In April 2007, Pericom's board of directors authorized a share repurchase program to buy up to 2.0 million shares of its common stock.  During the quarter, the Company did not repurchase any shares of Pericom common stock. To date, the Company has purchased a total of approximately 1.86 million shares under this program at an average price of $12.49.

Fiscal Q1 Outlook

The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially.

•	Revenues in the first fiscal quarter are expected to be in the range of $44.0 million to $46.0 million.

•	Gross margins are expected to be in the 36.0% to 37.0% range. Margins are influenced by the product mix of turns business and sales, if any, of previously reserved inventory.

•
Operating expenses are expected to be in the range of $11.0 to $11.5 million, which include stock-based compensation expense of approximately $0.6 million. Expenses will be higher in Q1 mainly due to fiscal year end audit and SOX compliance activities.

3545 North First Street         San Jose, CA   95134    (408) 435-0800

NEWS RELEASE July 31, 2008

•	Other income is expected to be approximately $1.1 million, consisting primarily of interest income.

•	The effective tax rate is expected to be approximately 33.0%.

Conference Call

The press release will be followed by a conference call beginning at 1:30 p.m. Pacific time. To listen to the call, dial (877) 548-7915 and reference “Pericom”. A slide presentation will accompany the conference call. To view the slides, please visit the investor relations section of www.pericom.com.

A taped replay of the conference call will be made available for four business days. To listen to the replay, dial (888) 203-1112 and reference conference number 5434220. The Pericom financial results conference call will be available via a live webcast on the investor relations section of the web site at http://www.pericom.com. Access the web site 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the web site for approximately 90 days.

About Pericom

Pericom Semiconductor Corporation (NASDAQ: PSEM) enables serial connectivity with the industry's most complete solutions for the computing, communications and consumer market segments. Pericom's analog, digital and mixed-signal integrated circuits, along with its SaRonix-eCERA frequency control products are essential in the timing, switching, bridging and conditioning of high-speed signals required by today's ever-increasing speed and bandwidth demanding applications. Company headquarters is in San Jose, Calif., with design centers and technical sales and support offices globally. http://www.pericom.com

This press release contains forward-looking statements as defined under The Securities Litigation Reform Act of 1995. Forward-looking statements in this release include the statements under the captions ‘Fiscal Q1 Outlook’, which regard the anticipated revenues, gross margin, operating expenses, other income and tax rate in the first fiscal quarter, and statements regarding the expectation that a lower mix of FCP products will be shipped in the current quarter, that Pericom will continue to execute on its margin expansion goals, that the growth evident in fiscal year 2008 will extend into fiscal 2009 and that Pericom’s customers will continue to design in its connectivity and timing products. The Company’s actual results could differ materially from what is set forth in such forward-looking statements due to a variety of risk factors, including softness in demand for our products, price erosion for certain of our products, unexpected difficulties in developing new products, customer decisions to reduce inventory, economic or financial difficulties experienced by our customers, or technological and market changes. All forward-looking statements included in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and Pericom assumes no obligation to update any forward-looking statements. Parties receiving this release are encouraged to review our annual report on Form 10-K for the year ended June 30, 2007, and our quarterly report on Form 10-Q for the quarter ended March 28, 2008, and, in particular, the risk factors sections of those filings.

3545 North First Street         San Jose, CA   95134    (408) 435-0800

NEWS RELEASE, July 31 2008

Pericom Semiconductor Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	Jun 28	Mar 29	Jun 30	Jun 28	Jun 30
	2008	2008	2007	2008	2007

Net revenues	$43,373	$41,177	$31,520	$163,744	$123,370

Cost of revenues	27,768	25,709	20,027	103,638	80,557

Gross profit	15,605	15,468	11,493	60,106	42,813

Operating expenses:

Research and development	4,296	4,503	3,991	17,159	16,021

Selling, general and administrative	6,294	5,705	5,822	23,624	21,878

Total	10,590	10,208	9,813	40,783	37,899

Income from operations	5,015	5,260	1,680	19,323	4,914

Interest and other income, net	1,606	903	1,403	5,501	6,330

Other than temporary decline in value of investment	(24)	(52)	0	(76)	(6)

Income before income taxes	6,597	6,111	3,083	24,748	11,238

Income tax expense	2,132	2,054	886	8,221	2,985

Minority interest in (income) loss in consolidated subsidiary	(53)	(47)	4	(116)	(33)

Equity in income (loss) of investees	181	131	(69)	602	407

Net income	$4,593	$4,141	$2,132	$17,013	$8,627

Basic income per share	$0.18	$0.16	$0.08	$0.66	$0.33

Diluted income per share	$0.17	$0.16	$0.08	$0.64	$0.32

Shares used in computing basic income per share	25,480	25,835	25,880	25,737	26,058

Shares used in computing diluted income per share	26,472	26,633	26,500	26,611	26,669

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3545 North First Street         San Jose, CA   95134    (408) 435-0800

NEWS RELEASE, July 31 2008

Pericom Semiconductor Corporation
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	As of	As of
	Jun 28,2008	Jun 30, 2007
Assets

Current Assets:

Cash & cash equivalents	$41,646	$29,173
Short-term investments	72,109	42,268
Accounts receivable - trade	29,002	17,880
Inventories	17,921	14,787
Prepaid expenses and other current assets	7,627	2,410
Deferred income taxes	3,343	4,280
Total current assets	171,648	110,798

Property and equipment, net	29,173	23,940
Investments in unconsolidated affiliates	10,391	9,619
Deferred income taxes-non current	4,543	5,572
Long-term investments in marketable securities	10,172	59,574
Goodwill	1,325	1,348
Intangible assets	1,139	1,311
Other assets	3,192	2,073
Total assets	$231,583	$214,235

Liabilities and Shareholders' Equity

Current liabilities:

Accounts payable	$13,431	$12,553
Accrued liabilities	8,779	8,718
Current portion of long-term debt	0	392
Total current liabilities	22,210	21,663

Long-term debt	0	388
Deferred tax liabilities	800	797
Other long-term liabilities	0	3
Minority interest in consolidated subsidiaries	1,118	906
Total liabilities	24,128	23,757

Shareholders' equity:
Common stock	132,028	135,887
Retained earnings and other	75,427	54,591
Total shareholders' equity	207,455	190,478

Total liabilities and shareholders' equity	$231,583	$214,235

- end -

3545 North First Street         San Jose, CA   95134    (408) 435-0800